Exhibit 99-a
CONSENT OF DRESDNER KLEINWORT WASSERSTEIN SECURITIES LLC
     We hereby consent to the use of our opinion letter dated May 30, 2006 to the Board of Directors of ADC Telecommunications, Inc. attached as Annex B to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of ADC Telecommunications, Inc. (the “Company”) filed by the Company with the Securities and Exchange Commission (the “Prospectus”) and to the references to our firm in the Prospectus under the headings “Summary of the Joint Proxy Statement/Prospectus—Opinion of ADC’s Financial Advisor,” “ADC Proposal No. 1 and Andrew Proposal No. 1—The Merger and the ADC Andrew Share Issuance—Background of the Merger” and “—Opinion of ADC’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ DRESDNER KLEINWORT WASSERSTEIN SECURITIES LLC
San Francisco, California
June 27, 2006